UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 12, 2006

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2006, Metalico Niles, Inc. ("Metalico Niles"), a subsidiary of the Registrant, entered into an Asset Purchase Agreement with Niles Iron & Metal Company, Inc.("NIMCO") providing for the purchase by Metalico Niles of substantially all of the assets of NIMCO other than real property interests. Under the terms of the Asset Purchase Agreement, Metalico will enter into long-term leases for NIMCO's two operating sites in Niles, Ohio and will retain the services of the company’s senior management. The purchase price for the acquisition (which includes a transfer of $6.5 million of working capital) is approximately $44 million, subject to additional closing adjustments to the extent working capital is less than or greater than $6.5 million, and is expected to be financed through a debt facility to be entered into at the closing of the transaction. The closing is subject to the satisfaction of customary conditions, including the completion of the financing, but is expected to occur in the third quarter. Notwithstanding, there can be no assurance that the conditions to closing will be met or that the transaction will be consummated in the third quarter or at all. A press release regarding the contemplated transaction is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference. A copy of the Asset Purchase Agreement will be filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 or a Current Report on Form 8-K following the closing of the transaction.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release issued July 12, 2006.

The information furnished in this report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

July 12, 2006	By:	Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued July 12, 2006